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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)    *

GeoEye, Inc.
(Name of Issuer)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
37250W108
(Cusip Number)
December 31, 2007
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

( The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 31 Pages

Exhibit Index Found on Page 30

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 269,437 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 269,437 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 269,437 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 2 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 194,829 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 194,829 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 194,829 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 3 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 25,864 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 25,864 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,864 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 4 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners III, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 23,580 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 23,580 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,580 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 5 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Tinicum Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,246 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,246 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,246 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 6 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Offshore Investors II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081  Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 331,132 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 331,132 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 331,132 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 7 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Management, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 329,993 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 329,993 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 329,993 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.9% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IA, OO

Page 8 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Partners, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 850,088 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 850,088 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 850,088 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.8% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 9 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Chun R. Ding [See Item 2]
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0- [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0- [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0- [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 10 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) William F. Duhamel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,180,081 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,180,081 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,180,081 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 11 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Richard B. Fried
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,180,081 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,180,081 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,180,081 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 12 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Monica R. Landry
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,180,081 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,180,081 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,180,081 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 13 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Douglas M. MacMahon
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,180,081 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,180,081 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,180,081 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 14 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) William F. Mellin
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,180,081 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,180,081 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,180,081 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 15 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Stephen L. Millham
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,180,081 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,180,081 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,180,081 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 16 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jason E. Moment
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,180,081 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,180,081 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,180,081 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ashish H. Pant [See Item 2]
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,180,081 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,180,081 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,180,081 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 18 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rajiv A. Patel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,180,081 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,180,081 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,180,081 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Derek C. Schrier
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,180,081 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,180,081 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,180,081 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 20 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andrew J. M. Spokes [See Item 2]
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,180,081 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,180,081 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,180,081 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 21 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas F. Steyer
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,180,081 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,180,081 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,180,081 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 22 of 31 Pages

13G

CUSIP No. 37250W108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mark C. Wehrly
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,180,081 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,180,081 [See Preliminary Note]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,180,081 [See Preliminary Note]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,180,081 [See Preliminary Note]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.6% [See Preliminary Note]
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 23 of 31 Pages

This Amendment No. 1 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on February 15, 2007 (collectively, with all amendments thereto, the “Schedule 13G”).

Preliminary Note: The Reporting Persons (as defined below) are filing this Schedule 13G with respect to the Common Stock, par value $0.01 per share (the “Shares"), of GeoEye, Inc. (the "Company"). The Reporting Persons own, in aggregate, (i) 842,014 Shares, (ii) 261,144 warrants issued by the Company, each such warrant immediately exercisable for one Share and expiring on March 31, 2010 (the "First Warrants") and (iii) 76,923 warrants issued by the Company, each such warrant immediately exercisable for one Share and expiring on the later of (a) January 10, 2009 and (b) the six month anniversary of the earlier of (x) the payment in full of all Senior Credit Obligations (as defined) under that certain Credit Agreement, dated as of January 10, 2006, between the Company, ORBIMAGE SI Opco Inc., ORBIMAGE SI Holdco Inc., the lenders from time to time parties thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent and the other parties thereto, and (y) the redemption of all outstanding shares of Series A Preferred Stock, par value $0.01 per share, of the Company (the "Second Warrants"). The First Warrants and the Second Warrants are together referred to herein as the “Warrants.” The Reporting Persons are filing this Schedule 13G to report their beneficial ownership of 1,180,081 Shares through their ownership of Shares and Warrants. All numbers and percentages contained in this Schedule 13G represent Shares (including Shares owned directly by the Reporting Persons and Shares deemed to be beneficially owned through the Warrants owned by the Reporting Persons) and not Warrants, unless stated otherwise. All percentages are based on the 17,593,968 Shares outstanding as of November 2, 2007(as reported by the Company in its Form 10Q filed with the Securities and Exchange Commission on November 6, 2007), plus the additional Shares that would be issued if each Reporting Person exercised the Warrants it owns as of the date of this filing. The percentages do not assume the exercise of Warrants held by any other persons or entities. For information regarding the First Warrants, see the Prospectus filed on Form 424B3 with the Securities and Exchange Commission on August 3, 2006. For information regarding the Second Warrants, see the Prospectus filed on Form 424B3 with the Securities and Exchange Commission on August 28, 2006.

Item 1. Issuer

(a)	Name of Issuer:

GeoEye, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

21700 Atlantic Boulevard, Dulles, VA 20166

Item 2. Identity and Background

Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))

Page 24 of 31 Pages

This statement relates to the Shares of the Company. The CUSIP number of the Shares is 37250W108.

Name Of Persons Filing, Address Of Principal Business Office And Citizenship (Item 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

The Farallon Funds

(i)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

(ii)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

(iii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

(iv)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants);

(v)	Tinicum Partners, L.P., a New York limited partnership (“Tinicum”), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants); and

(vi) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares beneficially owned by it (through its ownership of Shares and Warrants).

FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the “Farallon Funds.”

The Management Company

(vii)

Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), with respect to the Shares beneficially owned by a certain account managed by the Management Company (the “Managed Account”) (through its ownership of Shares and Warrants).

The Farallon General Partner

Page 25 of 31 Pages

(viii)

Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds (the “Farallon General Partner”), with respect to the Shares beneficially owned by each of the Farallon Funds (through its ownership of Shares and Warrants).

The Farallon Managing Members

(ix)

The following persons who are, or with respect to Ding (as defined below) was, managing members of both the Farallon General Partner and the Management Company, with respect to the Shares held by the Farallon Funds and the Managed Account: Chun R. Ding (“Ding”), William F. Duhamel (“Duhamel”), Richard B. Fried (“Fried”), Monica R. Landry (“Landry”), Douglas M. MacMahon (“MacMahon”), William F. Mellin (“Mellin”), Stephen L. Millham (“Millham”), Jason E. Moment (“Moment”), Ashish H. Pant (“Pant”), Rajiv A. Patel (“Patel”), Derek C. Schrier (“Schrier”), Andrew J. M. Spokes (“Spokes”), Thomas F. Steyer (“Steyer”) and Mark C. Wehrly (“Wehrly”).

Ding, Duhamel, Fried, Landry, MacMahon, Mellin, Millham, Moment, Pant, Patel, Schrier, Spokes, Steyer and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

This Schedule 13G reports that:

(i)          effective as of July 1, 2007, Pant became a managing member of the Farallon General Partner and the Management Company, and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entities as of such date;

(ii)        effective as of August 28, 2007, Spokes became a managing member of the Farallon General Partner and the Management Company, and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entities as of such date; and

(iii)       effective as of September 10, 2007, Ding resigned as a managing member of the Farallon General Partner and the Management Company, and as such may no longer be deemed to be a beneficial owner of the securities beneficially owned by such entities as of such date.

The citizenship of each of the Farallon Funds, the Management Company and the Farallon General Partner is set forth above. Other than Pant and Spokes, each of the Farallon Individual Reporting Persons is a citizen of the United States. Pant is a citizen of India. Spokes is a citizen of the United Kingdom. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3. If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or 240.13d-2(b) or (c),
Check Whether The Person Filing Is An Entity Specified In (a) - (j):

Page 26 of 31 Pages

Not Applicable.

If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This Box. ☒

Item 4. Ownership

The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

The Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds. The Warrants in respect of which the Farallon Funds are deemed to beneficially own Shares are owned directly by the Farallon Funds. The Shares hereby reported by the Management Company on behalf of the Managed Account are owned directly by the Managed Account. The Warrants in respect of which the Management Company is deemed to beneficially own Shares are owned directly by the Management Company. The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such Shares and Warrants beneficially owned by the Farallon Funds. The Management Company, as investment adviser to the Managed Account, may be deemed to be the beneficial owner of all such Shares and Warrants beneficially owned by the Managed Account. Other than Ding, the Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares and Warrants beneficially owned by the Farallon Funds and the Managed Account. Each of the Management Company, the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares and Warrants.

Item 5. Ownership Of Five Percent Or Less Of A Class

As of September 10, 2007, Chun R. Ding may no longer be deemed a Reporting Person with respect to the Shares reported herein.

Item 6. Ownership Of More Than Five Percent On Behalf Of Another Person

Not Applicable.

Item 7. Identification And Classification Of The Subsidiary Which Acquired The Security Being                 Reported On By The Parent Holding Company

Not Applicable.

Item 8. Identification And Classification Of Members Of The Group

The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Page 27 of 31 Pages

Item 9. Notice Of Dissolution Of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 28 of 31 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: January 10, 2008

/s/ Monica R. Landry

FARALLON PARTNERS, L.L.C.,

On its own behalf and

as the General Partner of

FARALLON CAPITAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,

TINICUM PARTNERS, L.P. and

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

By Monica R. Landry,

Managing Member

/s/ Monica R. Landry

FARALLON CAPITAL MANAGEMENT, L.L.C.

By Monica R. Landry,

Managing Member

/s/ Monica R. Landry

Monica R. Landry, individually and as attorney-in-fact for

each of Chun R. Ding, William F. Duhamel, Richard B. Fried, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J. M. Spokes, Thomas F. Steyer and Mark C. Wehrly

The Power of Attorney executed by each of Ding, Duhamel, Fried, MacMahon, Mellin, Millham, Moment, Pant, Patel, Schrier, Steyer, and Wehrly authorizing Landry to sign and file this Schedule 13G on his or her behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2007 by such Reporting Persons with respect to the Common Stock of Armor Holdings, Inc., is hereby incorporated by reference. The Power of Attorney executed by Spokes authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on August 28, 2007 by such Reporting Person with respect to the Common Stock of Global Gold Corporation, is hereby incorporated by reference.

Page 29 of 31 Pages

EXHIBIT INDEX

EXHIBIT 2	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 30 of 31 Pages

EXHIBIT 2

to

SCHEDULE 13G

JOINT ACQUISITION STATEMENT

PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: January 10, 2008

/s/ Monica R. Landry

FARALLON PARTNERS, L.L.C.,

On its own behalf and

as the General Partner of

FARALLON CAPITAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,

TINICUM PARTNERS, L.P. and

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

By Monica R. Landry,

Managing Member

/s/ Monica R. Landry

FARALLON CAPITAL MANAGEMENT, L.L.C.

By Monica R. Landry,

Managing Member

/s/ Monica R. Landry

Monica R. Landry, individually and as attorney-in-fact for

each of Chun R. Ding, William F. Duhamel, Richard B. Fried, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J. M. Spokes, Thomas F. Steyer and Mark C. Wehrly

Page 31 of 31 Pages